Exhibit 99.1

9341 Courtland Drive NE, Rockford, MI 49351 Phone (616) 866-5500; Fax (616) 866-0257

FOR IMMEDIATE RELEASE
CONTACT: Michael D. Stornant
(616) 866-5728

WOLVERINE WORLD WIDE ANNOUNCES NEW $400 MILLION SHARE REPURCHASE PROGRAM, DIVIDEND INCREASE AND IMPROVED CAPITAL STRUCTURE

Rockford, Michigan, February 12, 2019 - Wolverine World Wide (NYSE: WWW) today announced a number of actions that reflect its continuing commitment to enhance shareholder value. These include a new share repurchase program, a substantial increase in the Company’s quarterly dividend, and further details on the recent amendment to its Credit Agreement and improved capital structure.

During 2018, the Company returned approximately $204 million to shareholders in the form of share repurchases and dividends, including $105 million in share repurchases during the fourth quarter. As part of its on-going strategy to drive total shareholder return, the Company’s Board of Directors approved a new plan to repurchase up to $400 million in shares over a four-year term, incremental to the $27 million remaining under the existing repurchase program. The Company will repurchase shares as deemed appropriate, based on factors including price and market conditions.

In addition, the Board declared a 25% increase in the quarterly dividend to $0.10 per share from $0.08 per share. The dividend is payable on May 1, 2019, to stockholders of record on April 1, 2019.

As previously disclosed, on December 6, 2018, the Company further improved its capital structure by amending its Credit Agreement to:

•	Provide for a new term loan A facility in an aggregate principal amount of $200 million, which replaces the Company's previous term loan facility;

•	Provide for an increased revolving credit facility with total commitments of $800 million, an increase of $200 million from the previous $600 million revolving credit facility;

•	Provide greater flexibility with respect to future investments and capital deployment; and

•	Extend the maturity date of the credit facilities to December 6, 2023.

“Today’s announcement reflects our long-term confidence in the business and our focus on allocating capital in a variety of ways to enhance shareholder value,” said Mike Stornant, Wolverine’s Senior Vice President and Chief Financial Officer. “Wolverine has a long history of returning capital to shareholders and we are in an enviable position of significant liquidity and flexibility. Our improved capital structure provides approximately $1.5 billion of current liquidity in addition to the significant cash flow we expect to generate in the future. We have tremendous capacity to continue to invest in organic growth initiatives, return capital to shareholders, and explore acquisition opportunities.”

As announced last week, the Company expects to announce its fourth quarter and full-year 2018 financial results on Wednesday, February 20, 2019, at approximately 6:30 a.m. ET, and will host a conference call at 8:30 a.m. ET to review results, discuss current business trends and provide additional details regarding this announcement.

ABOUT WOLVERINE WORLDWIDE
With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world’s leading marketers and licensors of branded casual, active lifestyle, work, outdoor sport, athletic, children’s and uniform footwear and apparel. The Company’s portfolio of highly recognized brands includes: Merrell®, Sperry®, Hush Puppies®, Saucony®, Wolverine®, Keds®, Stride Rite®, Chaco®, Bates®, HYTEST®, and Soft Style®. The Company also is the global footwear licensee of the popular brands Cat® and Harley-Davidson®. The Company’s products are carried by leading retailers in the U.S. and globally in approximately 200 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements, including statements regarding: the Company’s ability to invest in growth initiatives, return capital to shareholders and generate cash flow. In addition, words such as "guidance," "estimates," "anticipates," "believes," "forecasts," "step," "plans," "predicts," "focused," "projects," "outlook," "is likely," "expects," "intends," "should," "will," "confident," variations of such words, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Risk Factors include, among others: changes in general economic conditions, employment rates, business conditions, interest rates, tax policies and other factors affecting consumer spending in the markets and regions in which the Company’s products are sold; the inability for any reason to effectively compete in global footwear, apparel and consumer-direct markets; the inability to maintain positive brand images and anticipate, understand and respond to changing footwear and apparel trends and consumer preferences; the inability to effectively manage inventory levels; increases or changes in duties, tariffs, quotas or applicable assessments in countries of import and export; foreign currency exchange rate fluctuations; currency restrictions; capacity constraints, production disruptions, quality issues, price increases or other risks associated with foreign sourcing; the cost and availability of raw materials, inventories, services and labor for owned and contract manufacturers; labor disruptions; changes in relationships with, including the loss of, significant wholesale customers; risks related to the significant investment in, and performance of, the Company’s consumer-direct operations; risks related to expansion into new markets and complementary product categories as well as consumer-direct operations; the impact of seasonality and unpredictable weather conditions; changes in general economic conditions and/or the credit markets on the Company’s distributors, suppliers and customers; increase in the Company’s effective tax rates; failure of licensees or distributors to meet planned annual sales goals or to make timely payments to the Company; the risks of doing business in developing countries, and politically or economically volatile areas; the ability to secure and protect owned intellectual property or use licensed intellectual property; the impact of regulation, regulatory and legal proceedings and legal compliance risks, including compliance with federal, state and local laws and regulations relating to the protection of the environment, environmental remediation and other related costs, and litigation or other legal proceedings relating to the protection of the environment or environmental effects on human health; the potential breach of the Company’s databases, or those of its vendors, which contain certain personal information or payment card data; problems affecting the Company’s distribution system, including service interruptions at shipping and receiving ports; strategic actions, including new initiatives and ventures, acquisitions and dispositions, and the Company’s success in integrating acquired businesses, and implementing new initiatives and ventures; the risk of impairment to goodwill and other acquired intangibles; the success of the Company’s consumer-direct realignment initiatives; changes in future pension funding requirements and pension expenses; and additional factors discussed in the Company’s reports filed with the Securities and Exchange Commission and exhibits thereto. The foregoing Risk Factors, as well as other existing Risk Factors and new Risk Factors that emerge from time to time, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements.

# # #